SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934


Date of Report (date of earliest event)   January 28, 1994

Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction)

1-3970
(Commission File Number)

23-1483991
(I.R.S. Employer Identification Number)

Camp Hill, Pennsylvania                           17001-8888
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code:  (717) 763-7064

ITEM 2.  Acquisition or Disposition of Assets.

On January 28, 1994, FMC Corporation and Harsco Corporation completed the formation of the joint venture, which was first announced in December 1992, to combine FMC's Defense Systems Group and Harsco's BMY-Combat Systems Division. The joint venture, which has an effective date of January 1, 1994, operates as a limited partnership known as United Defense, L.P. (the "Partnership"), and is jointly owned, with FMC holding an interest of 60 percent and Harsco holding 40 percent. FMC is the managing general partner, and Harsco is a limited partner.

The Partnership has an Advisory Committee, comprised of ten individuals, six appointed by FMC and four appointed by Harsco, which considers and discusses Partnership issues. FMC, as the managing general partner, exercises management control over the Partnership subject to Harsco's right to consent to certain actions delineated in the Partnership Agreement. Additionally, the Partnership Agreement contains certain exit rights for both partners at any time more than 25 months after January 1, 1994, including the right of Harsco to sell its interest to the Partnership (payable by a senior promissory note from the Partnership) based upon a calculation of 95% of appraised value, and the right of FMC or the Partnership to buy Harsco's interest (payable in cash) based upon a calculation of 110% of appraised value. Appraised value is substantially the fully distributed public equity trading value of the Partnership as determined by three investment banking firms in accordance with certain contractual stipulations, multiplied by Harsco's percentage interest in the Partnership. The Partnership Agreement provides for certain special capital account allocations and cash distributions and otherwise allocates and distributes income in proportion to the partners' percentage ownership.

Harsco contributed to the Partnership substantially all of the assets and liabilities of its BMY-Combat Systems Division (other than accounts receivable of $38,506,000), and $5,200,000 in cash, in return for its 40% interest in the Partnership. In addition to the excluded accounts receivable, Harsco retained the rights and any liabilities associated with certain pending major claims between Harsco and the U.S. Government, and Harsco and the government of Iran. The book value of the net assets contributed by Harsco as of December 31, 1993 was $29,600,000. FMC contributed substantially all of the assets and liabilities of its Defense Systems Group and $14,800,000 in cash in return for its 60% interest in the Partnership. The book value of the net assets contributed by FMC as of December 31, 1993 was $125,237,000 (net of the LIFO Reserve of $13,363,000).

BMY-Combat Systems Division was a material part of Harsco Corporation in 1993. The Division accounted for approximately 25% of revenues ($347,958,000), 47% of income before taxes and the cumulative effect of accounting changes ($64,642,000), and 6% of the net book value of the Company ($29,600,000). The Partnership is expected to achieve annual sales of about $1 billion in 1994 with Harsco holding a 40% interest. Harsco Corporation will account for its 40% interest in the Partnership on the equity method of accounting.

The Partnership will primarily produce the Bradley Fighting Vehicle, Armored Gun System, M109 Paladin self-propelled howitzer, Multiple Launch Rocket System, M88A1 and M88IRV Recovery Vehicles, M9 Armored Combat Earthmover, M992 Field Artillery Ammunition Support Vehicle, the Breacher and M113 Armored Personnel Carrier. The Partnership will also make naval guns and launching systems, military track for armored vehicles, and provide overhaul and conversion, as well as coproduction, training and logistics support.

ITEM 5.  Other Events.

In January 1992, the Board of Directors authorized the purchase over a two-year period of up to 4,000,000 shares of the Company's common stock in unsolicited open market or privately negotiated transactions at prevailing market prices. This authorization expired in January 1994. In the course of that two year program, the Company repurchased 2,064,555 shares of its common stock. Following the expiration of this program, the Board on January 25, 1994 authorized the repurchase of additional shares of common stock from time to time during the next year at management's discretion in unsolicited open market or privately negotiated transactions at prevailing market prices, but not to exceed 500,000 shares in the aggregate.

ITEM 7.  Financial Statements and Exhibits

(a)  Consolidated Financial Statements of FMC's Defense Systems Group

It is impracticable to provide the required financial statements at the time of filing this Form 8-K. The required financial statements will be filed under cover of Form 8-K/A as soon as practicable, but not later than April 15, 1994.

(b) Pro Forma Financial Information (unaudited) to reflect Harsco's acquisition of an interest in United Defense, L.P., formed to hold FMC's Defense Systems Group and Harsco's BMY-Combat Systems Division.

It is impracticable to provide the required financial information at the time of filing this Form 8-K because the financial statements for FMC's Defense Systems Group are not available yet. The required financial information will be filed on Form 8-K/A as soon as practicable, but not later than April 15, 1994.

(c) Pro Forma Financial Information (unaudited) to reflect Harsco's material disposition of assets resulting from its contribution to United Defense, L.P. of its BMY-Combat Systems Division.

It is not meaningful to provide the required financial information at the time of filing this Form 8-K because the pro forma financial information should also reflect the acquisition by Harsco of a 40% interest in United Defense, L.P. The required financial information will be filed under the cover of Form 8-K/A as soon as practicable, but not later than April 15, 1994.

(d)  Exhibits

2.1 Participation Agreement, dated as of January 1, 1994, among FMC, Harsco, Harsco Defense Holding, Inc. and United Defense, L.P. (with a list of omitted Exhibits and Schedules thereto).

2.2 Partnership Agreement, dated as of January 1, 1994, among FMC, Harsco Defense Holding, Inc. and United Defense, L.P. (with a list of omitted Exhibits and Schedules thereto).

2.3  Annex A (Definitions relating to Participation Agreement and
Partnership Agreement) dated as of January 1, 1994.

2.4 Registration Rights Agreement, dated as of January 1, 1994, among FMC, Harsco Defense Holding, Inc. and United Defense, L.P.

                             HARSCO CORPORATION
                             (Registrant)

Date:  February 14, 1994      By:  /S/ Leonard A. Campanaro
                                  Leonard A. Campanaro
                                  Senior Vice President
                                  and Chief Financial Officer